SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH INCOME FUND II INC.

(Name of Registrant as Specified in Its Charter)

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Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend

Stockholders Vote “FOR” Western Asset High Income Fund II’s Director Nominees

Western Asset High Income Fund II Urges Stockholders to Protect the Value of Their Investment by Voting “FOR” the Fund’s Director Nominees on the WHITE Proxy Card

NEW YORK – October 14, 2019 – Western Asset High Income Fund II Inc. (NYSE: HIX) (“the Fund”) today announced that two of the leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), recommend that stockholders vote “FOR” the Fund’s highly-qualified and experienced director nominees – Carol L. Colman, CFA, William R. Hutchinson and Jane E. Trust, CFA – on the WHITE proxy card in connection with the Annual Meeting of Stockholders scheduled for 9:30 a.m. Eastern Time on October 25, 2019.

In their reports dated October 12, 2019, and October 7, 2019, respectively, ISS and Glass Lewis noted1:

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“… the fund’s discount has narrowed from 18 percent in December 2018, (the point over the last five years at which its discount was greatest), to 8 percent in October 2019. This suggests that management’s efforts focused on discount reduction measures appear to be working and could be the result of the fund’s ongoing fee reduction management, share repurchases, and increased distributions to shareholders.” ISS report dated October 12, 2019

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Saba Capital’s activist campaign “is very likely to advance short-term initiatives aimed at creating a brief uplift in trading prices, after which we expect Saba would undertake the common tack of quickly liquidating its position and reallocating any gains to new opportunities in the satisfaction of its own investment objectives.” Glass Lewis report dated October 7, 2019

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“… because Saba has not offered any meaningfully detailed alternatives, ordinary investors are largely left to assume Messrs. Basile, Flanagan and Gabriel would advance many of the same outcomes the Dissident is well-known for promoting (e.g. large-scale share buybacks, open-ending the fund)… we do not consider these outcomes are particularly well-supported by Saba’s core quantitative arguments, nor do we consider Messrs. Basile, Flanagan and Gabriel have experience relevant to the pursuit of these outcomes.” Glass Lewis report dated October 7, 2019

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“In light of these factors, the dissident has not demonstrated that board level change is warranted at this time. As such, votes for all incumbent directors on the management (WHITE) card are warranted.” ISS report dated October 12, 2019

“ISS’s and Glass Lewis’s recommendations underscore our belief that we have the right Board to continue to oversee the successful execution of our strategy that is delivering strong returns,” said Jane E. Trust, Chairman, President and Chief Executive Officer of Western Asset High Income Fund II. “We are pleased that the proxy advisory firms recognize that the Fund’s Board is well positioned to continue serving the best interests of all stockholders.”

1 Permission to use quotations neither sought not obtained.

Ms. Trust continued, “Saba Capital’s candidates lack critical diversity and expertise, and would not help our Board continue its track record of achieving our investment objectives. We believe that the primary goal of Saba Capital’s proxy contest is to pressure our Board to implement changes that would be detrimental to our long-term stockholders. We urge our stockholders to protect the value of their investment by following the proxy advisory firms’ recommendations and supporting the Board that has delivered substantial stockholder value.”

Western Asset High Income Fund II’s Board has a proven track record of working with the Fund’s investment advisor to achieve its objectives, including:

●	Driving total stockholder returns[2] that have outpaced Lipper peer group[3] averages over 1- and 3-year periods and our key benchmark[4] averages over the 1-, 3- and 10-year periods;
●	Enhancing the portfolio composition, resulting in 1-year returns[2] of 18.88%, more than double the Lipper peer group[3] average of 8.97% and key benchmark[4] average of 8.26%;
●	Outperforming peers with 5-year average annualized yield of 8.72%, above the Lipper peer group[3] average of 8.03%;
●	Increasing its distribution payout for three straight quarters; and
●	Raising the dividend, increasing its distribution yield to 8.60%[5].

The Board unanimously urges stockholders to follow the recommendations from ISS and Glass Lewis by voting “FOR” Carol L. Colman, CFA, William R. Hutchinson and Jane E. Trust, CFA and “AGAINST” Saba Capital’s Board De-Classification Proposal on the WHITE proxy card today.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Stockholders Call Toll-Free: (877) 750-8197

Banks and Brokers Call: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any GOLD proxy card sent to you by Saba Capital, as doing so will revoke your vote on the WHITE proxy card.

2 The Fund’s performance is based on the price of the Fund’s securities, which are listed for trading on the NYSE.

3 The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information.

4 The benchmark is based on the following blend of indexes: 80% of the benchmark consists of the Bloomberg Barclays U.S. Corporate High Yield —2%Issuer Cap Index; and 20% of the benchmark consists of the JPMorgan Emerging Markets Bond Index Global (EMBI Global). Please note that an investor cannot invest directly in an index. Additional information about the indexes can be found in the Fund’s annual shareholder report. Additional information about the Fund’s performance and about the history of the Board and the Fund’s management generating strong investor returns is included in the Fund’s Proxy Statement and in the Fund’s annual shareholder report.

5 Yield based on market price as of June 30, 2019.

About Western Asset High Income Fund II

Western Asset High Income Fund II Inc., a diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, LLC, an affiliate of the investment manager.

For more information about the Fund, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

Media Contact

Western Asset High Income Fund II

888-777-0102

Or

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Dan Katcher / Mahmoud Siddig

212-355-4449